Exhibit 4.15

BILLING ROBOT SOFTWARE LICENSE AGREEMENT

This Billing Robot Software License Agreement (hereinafter “Agreement”) is a legal agreement entered into between Robot Consulting Co., Ltd. (hereinafter “Party A”) and [Company Name] (hereinafter “Party B”) with respect to Billing Robot (hereinafter “Software”). Party A and Party B enter into this Agreement in connection with Party A granting Party B a license to use the Software.

Article 1 (Definitions)

The following terms as used in this Agreement shall have the meanings set forth below:

(1) “Service” means Billing Robot and all related services.

(2) “User” means an employee or related party of Party B who is engaged in Party B’s business operations and has been authorized to use the Software.

(3) “Applicant” means a corporation or sole proprietor who applies to use the Software.

(4) “Service Agreement” means the usage agreement for Billing Robot entered into pursuant to this Agreement.

(5) “API Integration Service” means the external service integration functionality realized through the use of the API provided by Party A.

Article 2 (License Grant)

1. Party A hereby grants Party B a non-exclusive, non-transferable license to use the Software during the term of this Agreement.

2. Party B shall pre-register for the free plan of the Software via the registration URL designated by Party A (https://seikyu-robo.jp/register), and one account shall consist of the combination of the ID and password automatically issued at the time of such registration. The switch to the paid plan under this Agreement shall be effected through procedures carried out by Party A at the time of delivery.

3. Party B may use one account for the Software on multiple devices through Billing Robot’s supported browsers (such as Google Chrome).

4. Use of the Software is limited to within Japan.

Article 3 (Term)

The term of the license granted under Paragraph 1 of the preceding Article shall be as set forth below. If either party provides written notice to the other party requesting renewal of this Agreement no later than one month prior to the expiration date of the contract term, this Agreement shall be automatically renewed for an additional one-year period on the same terms and conditions as before.

(Paid Plan: The contract term for the paid plan of the Software under this Agreement shall, in principle, be one or two years from the date of delivery, and such term shall conform to the contract period determined at the time of the application for the IT Introduction Subsidy.)

Article 4 (Provision of Registration Information and Notification of Changes)

1. Party B shall provide accurate and up-to-date information to Party A for the purpose of applying to use the Software.

2. In the event of any change to the information provided to Party A pursuant to the preceding paragraph, Party B shall promptly notify Party A of the updated information.

Article 5 (Sublicense)

1. Party B may not sublicense, lend, or otherwise grant any rights to the Software to any third party other than Party B without the prior written consent of Party A.

2. In the event that Party B sublicenses the Software to a third party with the written consent of Party A, Party B shall impose on such third party obligations equivalent to those under this Agreement, and Party B shall be responsible for such third party’s acts.

Article 6 (Prohibition on Use for Other Purposes)

Party B shall use the Software solely for the purposes of Party B’s business operations and shall not use it for any other purpose.

Article 7 (Consideration and Payment Method)

Party B shall pay the license fee for the Software in the amount stated in the invoice separately issued by Party A, by bank transfer to the account designated by Party A by the payment due date stated in such invoice. All bank transfer fees shall be borne by Party B.

Article 8 (Ownership of Rights)

All copyrights and other intellectual property rights relating to the Software shall remain vested in Party A. This Agreement shall not transfer any such rights to Party B.

Article 9 (Prohibited Acts)

Without the prior written consent of Party A, Party B shall not engage in any of the following acts:

(1) Reproduction, transfer, sale, or re-lending of the Software;

(2) Creation, transfer, or sale of derivative works;

(3) Modification, reverse engineering, or similar acts with respect to the Software;

(4) Removal or concealment of copyright notices; or

(5) Combination of the Software with other software or use of the Software in a modified form.

Article 10 (Maintenance)

Party A shall bear no obligation to provide maintenance with respect to the Software.

Article 11 (Audit)

Upon request by Party A, Party B shall report on the status of use of the Software and shall, as necessary, accept an audit by Party A or a party entrusted by Party A.

Article 12 (Changes to and Suspension of Service Specifications)

Party A may change, add to, delete, or suspend the specifications, functions, screen layout, or other aspects of the Software without prior notice to Party B where technically or operationally necessary. Party B shall raise no objection thereto.

Article 13 (API Integration Services)

Where Party B integrates the Software with an external system via API, Party A does not warrant the operation or accuracy of such integration service. Party B shall bear responsibility for matters relating to such integration.

Article 14 (Warranty and Disclaimer)

The Software is provided “as is,” and Party A makes no warranties of any kind with respect to the Software. Party A shall not be liable for any damages suffered by Party B as a result of Party B’s use of the Software.

Article 15 (Third-Party Infringement)

In the event that any infringement of rights by a third party in relation to the Software comes to light, both parties shall promptly notify each other and shall take appropriate action through good-faith discussion.

Article 16 (Measures upon Termination of Agreement)

Upon expiration of the contract term, Party A shall suspend access to the account issued to Party B, and shall retain the data entered by Party B into such account for a period of three months.

Article 17 (Injunctive Relief)

Party A may seek an injunction to prohibit Party B’s use of the Software in the event that Party B breaches this Agreement.

Article 18 (Confidentiality)

Both parties shall maintain in confidence all technical, commercial, and managerial information of the other party obtained through this Agreement and shall not disclose such information to any third party. This obligation shall survive the termination of this Agreement.

Article 19 (Termination)

Party A may terminate this Agreement without prior notice or demand in the event that Party B breaches this Agreement and fails to remedy such breach, or in the event that Party B becomes subject to financial instability, bankruptcy, or similar circumstances.

Article 20 (Damages)

Either party that causes damage to the other party due to a reason attributable to such party shall be liable to compensate the other party for such damage.

Article 21 (Exclusion of Anti-Social Forces)

Both parties represent that they have no relationship whatsoever with anti-social forces and warrant that they will not become associated with such forces in the future.

Article 22 (Amendments)

Any amendment to this Agreement shall be valid only if made by written agreement between the parties.

Article 23 (Prohibition on Assignment)

Neither party may assign or pledge all or any part of its rights or obligations under this Agreement to any third party without the prior written consent of the other party.

Article 24 (Consultation)

Any matters not provided for in this Agreement shall be resolved by the parties through good-faith discussion.

Article 25 (Governing Law and Jurisdiction)

This Agreement shall be governed by the laws of Japan, and the Tokyo District Court shall be the court of exclusive jurisdiction of first instance for any disputes arising in connection with this Agreement.

Article 26 (Application of Terms of Use)

With respect to any matters not provided for in this Agreement, or with respect to detailed conditions governing the specific use of the Software, Party B shall comply with the “Billing Robot Terms of Use” separately established by Party A (https://seikyu-robo.jp/terms), and Party B agrees to such Terms of Use as a condition of entering into this Agreement.

In the event of any inconsistency between such Terms of Use and the provisions of this Agreement, the provisions of this Agreement shall prevail.

IN WITNESS WHEREOF, this Agreement has been executed in duplicate, and each party has signed and affixed its seal or printed its name and affixed its seal to its respective copy. This Agreement may also be executed as an electronic contract file with electronic signatures affixed by each party. In such case, the electronic contract file (in electronic data format) shall constitute the original, and any document printed from such file shall constitute a copy thereof.

Party A:

Company Name: Robot Consulting Co., Ltd.

Address: Le Glaciel BLDG. 2-6F, 5-22-6 Shimbashi, Minato-ku, Tokyo

Representative Director or Representative Member: ___________________________

Party B:

Company Name: ___________________________

Address: ___________________________

Representative Director or Representative Member: ___________________________